Prospectus Supplement No. 1 dated December 29, 1995 to the Prospectus of Applied Microbiology, Inc., dated November 13, 1995 (the "Prospectus") included in Registration Statement on Form S-3, No. 33-63961.

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     Capitalized terms used herein and not defined herein have the meanings given in the Prospectus. The information in the following paragraph replaces the corresponding information included under "Selling Security Holders."

                           SELLING SECURITY HOLDERS

     The securities being offered hereby are for the accounts of the following persons:


                                                                       Securities                       Securities to be
                                                                      Owned Before    Securities to       Owned After
                               Name                                     Offering        be Sold(1)          Offering
-------------------------------------------------------------------   ------------    --------------    ----------------
AG Superfund International Partners................................        91,429           91,429               -0-
Banque Scandinave en Suisse........................................       457,143          457,143               -0-
Bigwood Investments Ltd. ..........................................       137,143          137,143               -0-
Yetta Braunstein...................................................        43,333           33,333            10,000
Core Communications Group Inc. ....................................        35,000           35,000               -0-
Corporate Securities Group.........................................        16,666           16,666               -0-
Datek Securities Corp. ............................................       187,887          187,887               -0-
Richard Deutsch....................................................        58,333           58,333               -0-
Fleet Clearing Corp. ..............................................        91,429           91,429               -0-
GAM Arbitrage, Inc. ...............................................       182,857          182,857               -0-
Avinoam Geffen.....................................................        83,333           33,333            50,000
Edward Goldberg....................................................        10,000            5,000             5,000
H. Donald Hayback..................................................         1,258            1,258               -0-
Leonardo, L.P. ....................................................       502,857          502,857               -0-
Norma Loren........................................................       138,333           33,333           105,000
McLaughlin Financial Group, Inc. ..................................        15,000           15,000               -0-
Nelson Partners....................................................     1,124,572        1,124,572               -0-
Malkie Newberg.....................................................        16,916           16,666               250
Olympus Securities, Inc. ..........................................       361,142          361,142               -0-
Panshore Services..................................................        91,429           91,429               -0-
Abraham Pelman.....................................................        24,166           16,666             7,500
Simon Pelman.......................................................        16,666           16,666               -0-
Donald S. Radcliffe................................................         8,500            5,000             3,500
Schroder Wertheim & Co. Inc. ......................................       100,000          100,000               -0-
Philip Sears.......................................................         5,000            5,000               -0-
Celia Stefansky....................................................        16,666           16,666               -0-
Strategic Growth International, Inc. ..............................       100,769          100,769               -0-
Streaks Worldwide, Ltd. ...........................................       228,571          228,571               -0-
Treetop Partners, L.P. ............................................       137,143          137,143               -0-
Tula Business......................................................       457,143          457,143               -0-
Wood Gundy (London) Limited........................................       228,572          228,571               -0-

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(1) All securities to be sold consist of Shares of Common Stock issuable upon exercise of options and warrants and upon conversion of the Preferred Stock.